UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Wm. Wrigley Jr. Company
(Exact name of registrant as specified in its charter)

Delaware	36-1988190
(State of incorporation or organization)	(I.R.S. Employer Identification no.)
410 North Michigan Avenue
Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [   ]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

 Reference is hereby made to the Registration Statement filed with the Securities Exchange Commission on Form 8-A on June 5, 2001 (the "Form 8-A"), by Wm. Wrigley Jr. Company (the “Company”) relating to the rights distributed to the stockholders of the Company (the "Rights") in connection with the Rights Agreement by and between the Company and ComputerShare Trust Company N.A. (as successor to EquiServe, L.P.), as Rights Agent, dated June 1, 2001 (the “Rights Agreement”).  The Form 8-A is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

On April 28, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mars, Incorporated (“Parent”), New Uno Holdings Corporation (“Holdings”) and New Uno Acquisition Corporation (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (“the Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement.

In connection with the Merger Agreement, the Company entered into an Amendment to Rights Agreement, dated as of April 27, 2008 (the “Amendment”), amending certain provisions of the Rights Agreement to render the Rights Agreement inapplicable to the Merger, the Merger Agreement and the transactions contemplated thereby.

The Amendment, among other things, provided that (i) neither Parent, Holdings, Merger Sub nor any of their existing or future affiliates or associates will become an Acquiring Person, (ii) none of a Stock Acquisition Date, a Distribution Date, an event of the type described in Section 11(a)(ii) of the Rights Agreement or an event of the type described in Section 12 of the Rights Agreement shall occur, and (iii) the Rights will not separate from the shares of common stock, in each case, solely by reason of the approval or execution of the Merger Agreement or the announcement or consummation of the Merger, the Merger Agreement or the transactions contemplated thereby.

The Amendment also provides that the Rights Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement), if the Rights Agreement has not otherwise terminated. If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.

The Rights Agreement and the Amendment are filed as exhibits hereto and are incorporated herein by reference.  The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

Exhibit No.	Description

4.1
Rights Agreement by and between Wm. Wrigley Jr. Company and ComputerShare Trust Company N.A. (as successor to EquiServe, L.P.), as Rights Agent, dated June 1, 2001 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Wm. Wrigley Jr. Company on June 5, 2001)

4.2
Amendment to Rights Agreement, dated as of April 27, 2008, between Wm. Wrigley Jr. Company and ComputerShare Trust Company N.A. (as successor to EquiServe, L.P.), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on  Form 8-K filed by Wm. Wrigley Jr. Company on April 30, 2008)

SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WM. WRIGLEY JR. COMPANY

By:	/s/ Howard Malovany
Name:	Howard Malovany
Title:	Senior Vice President, Secretary, General Counsel

Dated: May 13, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1
Rights Agreement by and between Wm. Wrigley Jr. Company and ComputerShare Trust Company N.A. (as successor to EquiServe, L.P.), as Rights Agent, dated June 1, 2001 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Wm. Wrigley Jr. Company on June 5, 2001)

4.2
Amendment to Rights Agreement, dated as of April 27, 2008, between Wm. Wrigley Jr. Company and ComputerShare Trust Company N.A. (as successor to EquiServe, L.P.), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on  Form 8-K filed by Wm. Wrigley Jr. Company on April 30, 2008)